Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports First Quarter 2020 Earnings;
Highlights Resilient Cash Generation and Strong Balance Sheet

Dallas, April 27, 2020: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter GAAP diluted earnings per share of $1.88 and adjusted earnings per share of $2.29 on net sales of $1.5 billion. Despite the impact of coronavirus (COVID-19) on already weak demand levels in China that extended beyond Chinese New Year, the Company delivered sequential growth in operating profit and adjusted EBIT due to the resiliency of the Engineered Materials and Acetyl Chain commercial models and continued stability in Acetate Tow. Celanese generated robust operating cash flow of $259 million and free cash flow of $135 million. The Company retains substantial financial flexibility as a result of continued liquidity and balance sheet strength. Celanese has identified and implemented structural cost and capital reduction actions and continues to execute a disciplined cash deployment strategy that will position it for growth after current challenges subside.
"Our culture at Celanese has long been action-oriented, which is even more critical in this environment. I am proud of the strong spirit of our employees across the world whose resolve and determination enabled us to deliver a healthy first quarter performance in these unprecedented times. We expect that reduced consumer activity, which started in the latter half of the first quarter, particularly in the Western Hemisphere, will work its way through relevant value chains to impact our second quarter demand more meaningfully. We continue to focus on those items within our control and will take further actions to maximize our cash generation in a weaker than anticipated demand environment and position ourselves for recovery," said Lori Ryerkerk, chairman and chief executive officer.
First Quarter 2020 Financial Highlights:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	563	539	663
Acetate Tow	129	148	166
Acetyl Chain	799	771	889
Intersegment Eliminations	(31)	(26)	(31)
Total	1,460	1,432	1,687

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Engineered Materials	102	88	144
Acetate Tow	27	22	40
Acetyl Chain	135	108	202
Other Activities	(70)	(150)	(66)
Total	194	68	320

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	220	45	338

Adjusted EBIT(1)
Engineered Materials	165	136	183
Acetate Tow	67	54	72
Acetyl Chain	139	144	203
Other Activities	(29)	(31)	(37)
Total	342	303	421

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	53	45	46
Acetate Tow	37	24	32

Operating EBITDA(1)	425	387	502
Diluted EPS - continuing operations	$1.88	$0.35	$2.64
Diluted EPS - total	$1.82	$0.36	$2.63
Adjusted EPS(1)	$2.29	$1.99	$2.62

Net cash provided by (used in) investing activities	(128)	(168)	(177)
Net cash provided by (used in) financing activities	(16)	(199)	(130)
Net cash provided by (used in) operating activities	259	326	307
Free cash flow(1)	135	179	224
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

First Quarter 2020 Highlights:

•
Completed the previously announced acquisition of Nouryon's redispersible polymers powders business offered under the Elotex brand. The redispersible powders product line compliments the Acetyl Chain derivatization strategy.

•	The Acetyl Chain shifted the timeline associated with the acetic acid reconfiguration project and related capacity expansion in Clear Lake; mechanical completion is now estimated in 2023.

•	Completed US dollar-denominated bilateral term loans totaling $300 million with a borrowing rate of 85 basis points above LIBOR.

•	Completed $150 million of share repurchases during the first quarter.

•
Successfully met our Engineered Materials project pipeline targets despite travel and collaboration restrictions through most of the first quarter, including key opportunities in electric vehicles, 5G infrastructure, and mobile devices.

•
Supported many of our customers as they pivoted to respond to the COVID-19 crisis, including the supply of Laprene elastomers to produce reusable personal protective equipment face masks, EVA for respirator tubing, and Clarifoil for anti-fog protection in face shields.

•
Announced the launch of Sustainability on Celanese.com, enabling sustainability content to be presented in the Environmental, Social, and Governance framework, focused on the Celanese culture of stewardship.

•	Received the ENERGY STAR Partner of the Year Sustained Excellence Award for continued leadership and superior contributions to ENERGY STAR for the fifth consecutive year.

•	Elected Lori Ryerkerk to succeed Mark Rohr as Chairman of the Board of Directors on April 16, 2020.

First Quarter 2020 Business Segment Overview
Engineered Materials (EM)
Engineered Materials generated first quarter net sales of $563 million, an increase of 4 percent over the fourth quarter of 2019 on higher volume. The business successfully offset lower sequential volume in Asia as a result of Chinese New Year and the impact of COVID-19 with robust growth in the Western Hemisphere driven by volume ramp-up of recent project wins, which also partially offset the demand softness that began to materialize towards the end of the first quarter. The EM business was able to generate GAAP operating profit of $102 million and adjusted EBIT of $165 million. First quarter operating profit margin of 18.1 percent and adjusted EBIT margin of 29.3 percent, increased by 180 basis points and 410 basis points, respectively, over the prior quarter. Margin expansion was driven by sustained pricing levels amid sequentially lower raw material costs and incremental contributions from affiliate earnings. As a result, the overall business grew GAAP operating profit and adjusted EBIT on a sequential basis.

Acetyl Chain
The Acetyl Chain recorded net sales of $799 million in the first quarter, as sequential volume growth of 5 percent partially offset a continued decline in industry pricing resulting from weakness in Asian demand and underlying raw materials. GAAP operating profit of $135 million and adjusted EBIT of $139 million with operating profit margin of 16.9 percent and adjusted EBIT margin of 17.4 percent were lower than the prior quarter due primarily to weaker industry pricing. Income was negatively affected by the COVID-19 crisis by approximately $15 million, largely through customer order cancellations in March. The Acetyl Chain was able to utilize its global supply network to redirect incremental acetic acid to the Western Hemisphere in response to the continued Chinese acetic acid pricing declines and lower than expected country demand. The Acetyl Chain also continued to execute its derivatization strategy to place 8 percent more tonnage downstream in VAM compared to the fourth quarter. The business was also able to successfully complete the first full turnaround of the methanol joint venture at Clear Lake within the quarter at a cost of approximately $15 million and does not anticipate another turnaround with this unit for four years.
Acetate Tow
Acetate Tow reported GAAP operating profit of $27 million and adjusted EBIT of $67 million in the first quarter, improvements over the fourth quarter of 2019 as demand remained resilient. The business continues to deliver consistent earnings performance over the last two years. Dividends from affiliates were $37 million in the first quarter, higher sequentially due to the timing of dividend payments and consistent with the same period last year.
Cash Flow and Tax
The Company delivered strong first quarter operating cash flow and free cash flow of $259 million and $135 million, respectively, driven by continued business performance and focused working capital initiatives. Capital expenditures in the quarter were $119 million, including several growth and productivity-based projects in Engineered Materials and the Acetyl Chain. The Company now anticipates full year capital expenditures of less than $350 million, a reduction from prior expectations of $500 million. For the quarter, a total of $224 million in cash was returned to shareholders, including $150 million in share repurchases and $74 million in dividends. The effective US GAAP tax rate was 22 percent in the first quarter compared to 12 percent in the same quarter of last year, primarily due to currency movements and changes in the jurisdictional mix of earnings. The tax rate for adjusted EPS was 13 percent in the quarter unchanged from the full year 2019 adjusted tax rate.
Outlook
"As a result of our work over many years to improve our businesses and strengthen our balance sheet, we are well-positioned to meet the current macro-economic challenges," continued Ryerkerk. "We anticipate that we will generate $300 to $400 million of incremental cash due specifically to the actions we are currently taking on productivity, working capital management, and capital expenditures prioritization which allow us to offset meaningful demand and earnings challenges and deliver exceptionally resilient cash flow in 2020. We remain committed to keeping our employees safe, meeting our customers' needs, and delivering sustained value for our shareholders in any environment."
Due to uncertainties regarding the duration and impact of the coronavirus (COVID-19) pandemic, Celanese is suspending its previously announced annual adjusted earnings per share guidance for 2020.

The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library after market close on April 27, 2020. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Abe Paul	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 4432	Phone: +1 972 443 3750	Phone: +49 174 762 8784
abraham.paul@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the duration and scope of the outbreak; governmental, business and individual actions that have been and continue to be taken in response to the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures, and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory and product testing, experiments and operations, staffing shortages, travel limitations, cyber security and data accessibility, or communication or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, manufacturing sites and other important agencies and contractors; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material economic downturn results in increased indebtedness or substantially lower EBITDA.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 27, 2020 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(In $ millions, except share and per share data)
Net sales	1,460	1,432	1,687
Cost of sales	(1,112)	(1,116)	(1,234)
Gross profit	348	316	453
Selling, general and administrative expenses	(125)	(125)	(120)
Amortization of intangible assets	(5)	(6)	(6)
Research and development expenses	(17)	(17)	(16)
Other (charges) gains, net	(6)	(102)	4
Foreign exchange gain (loss), net	(1)	2	5
Operating profit (loss)	194	68	320
Equity in net earnings (loss) of affiliates	57	48	50
Non-operating pension and other postretirement employee benefit (expense) income	28	(71)	17
Interest expense	(28)	(28)	(31)
Interest income	2	2	1
Dividend income - equity investments	37	24	32
Other income (expense), net	2	(2)	(4)
Earnings (loss) from continuing operations before tax	292	41	385
Income tax (provision) benefit	(65)	3	(46)
Earnings (loss) from continuing operations	227	44	339
Earnings (loss) from operation of discontinued operations	(7)	1	(1)
Income tax (provision) benefit from discontinued operations	—	—	—
Earnings (loss) from discontinued operations	(7)	1	(1)
Net earnings (loss)	220	45	338
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	218	43	337
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	225	42	338
Earnings (loss) from discontinued operations	(7)	1	(1)
Net earnings (loss)	218	43	337
Earnings (loss) per common share - basic
Continuing operations	1.89	0.35	2.65
Discontinued operations	(0.06)	0.01	(0.01)
Net earnings (loss) - basic	1.83	0.36	2.64
Earnings (loss) per common share - diluted
Continuing operations	1.88	0.35	2.64
Discontinued operations	(0.06)	0.01	(0.01)
Net earnings (loss) - diluted	1.82	0.36	2.63
Weighted average shares (in millions)
Basic	119.3	120.3	127.5
Diluted	119.9	120.9	128.2

Consolidated Balance Sheets - Unaudited

	As of March 31, 2020	As of December 31, 2019

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	570	463
Trade receivables - third party and affiliates, net	853	850
Non-trade receivables, net	307	331
Inventories	1,036	1,038
Marketable securities	38	40
Other assets	51	43
Total current assets	2,855	2,765
Investments in affiliates	981	975
Property, plant and equipment, net	3,678	3,713
Operating lease right-of-use assets	201	203
Deferred income taxes	91	96
Other assets	381	338
Goodwill	1,056	1,074
Intangible assets, net	302	312
Total assets	9,545	9,476
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	749	496
Trade payables - third party and affiliates	724	780
Other liabilities	422	461
Income taxes payable	33	17
Total current liabilities	1,928	1,754
Long-term debt, net of unamortized deferred financing costs	3,356	3,409
Deferred income taxes	258	257
Uncertain tax positions	161	165
Benefit obligations	568	589
Operating lease liabilities	175	181
Other liabilities	263	223
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(3,996)	(3,846)
Additional paid-in capital	242	254
Retained earnings	6,543	6,399
Accumulated other comprehensive income (loss), net	(341)	(300)
Total Celanese Corporation stockholders' equity	2,448	2,507
Noncontrolling interests	388	391
Total equity	2,836	2,898
Total liabilities and equity	9,545	9,476